Shareholder meeting results
(Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:


			Votes for	Votes withheld
Ravi Akhoury		1,749,671,854	63,366,394
Jameson A. Baxter	1,754,099,168	58,939,080
Charles B. Curtis	1,753,086,964	59,951,284
Robert J. Darretta	1,753,954,421	59,083,827
Myra R. Drucker		1,750,766,406	62,271,842
John A. Hill		1,752,688,374	60,349,874
Paul L. Joskow		1,754,423,858	58,614,390
Elizabeth T. Kennan	1,752,632,892	60,405,356
Kenneth R. Leibler	1,750,948,434	62,089,814
Robert E. Patterson	1,753,040,791	59,997,457
George Putnam, III	1,754,711,436	58,326,812
Robert L. Reynolds	1,753,289,644	59,748,604
W. Thomas Stephens	1,753,895,969	59,142,279
Richard B. Worley	1,749,363,234	63,675,014

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes				Broker
for		against		Abstentions	non-votes
1,501,536,235	34,526,738	31,067,412	245,907,863

A proposal to amend the funds agreement and declaration of trust with respect to duration of the trust was approved as follows:

Votes		Votes				Broker
for		against		Abstentions	non-votes
1,505,901,435	34,126,662	27,102,288	245,907,863

All tabulations are rounded to the nearest whole number.